--------                                     U.S. SECURITIES AND EXCHANGE COMMISSION                   -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:  3235-0104
                                                                                                        Expires:  September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response:  0.5
(Print Or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer name and Ticker or Trading Symbol
                                                    quiring Statement   NeoRx Corporation
   Bay City Capital LLC                             (Month/Day/Year)    Nasdaq Trading Symbol: NERX
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                                                     (02/18/99)         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
  750 Battery Street, Suite 600                  3. IRS or Social Se-       Director        XX 10% Owner          (Month/Day/Year)
                                                    curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                   (Street)                                                                ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------         XX Form filed by One
                                                                                                               -- Reporting Person
  San Francisco, California 94111                                                                                 Form filed by
                                                                                                               -- More Than One
                                                                                                                  Reporting Person
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    (City)          (State)            (Zip)                                 TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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   Common Stock                                            -0-                          -
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Reminder: Report on a separate line for each class of securities owned directly or indirectly.                              (Over)
* If the form is filed by more than one reporting person, (see) Instruction 5(b)(v).                               SEC 1473 (7-96)


FORM 3 (CONTINUED)   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                 SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                      (Month/Day/                                        Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of                       (Instr. 5)
                                                                             Shares
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Explanation of Responses:

THIS FILING SHALL NOT BE DEEMED AN ADMISSION THAT BAY CITY CAPITAL LLC PRESENTLY IS, FOR PURPOSES OF SECTION 16 OF THE ACT OR
OTHERWISE, THE BENEFICIAL OWNER OF ANY EQUITY SECURITIES COVERED BY THIS STATEMENT.

                                                                          /s/ Fred Craves                       February 24, 1999
                                                                       -------------------------------------  ----------------------
***Intentional misstatements or omissions of facts constitute Federal     **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient,
SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.